Exhibit 10.3

CONCENTRA INC.

TEN YEAR OPTION AWARD AGREEMENT

November 28, 2005

Optionee: Norman C. Payson, M.D.

This Ten Year Option Award Agreement (the “Agreement”) is entered into as of the 28th day of November, 2005, between Concentra Inc., a Delaware corporation (the “Company”), and you for the purpose of evidencing an award to you of options (“Options”) pursuant to the Concentra Inc. 2005 Stock Option and Restricted Stock Purchase Plan for Non-Executive Chairman (the “Plan”).

This Agreement and the Options granted herein are not binding on the Company until you sign this document and return it to the Company’s Legal Department.

1. Grant of Options. Pursuant to the Plan and Section 1(a) of Exhibit A to the Chairman’s Agreement entered into as of November 28, 2005, between the Company and you (the “Chairman’s Agreement”), the Board of Directors of the Company has granted to you on this date Options to purchase the number of shares of the Company’s Common Stock, par value $.01 per share (“Common Stock”), set forth below. Such shares (as the same may be adjusted as described in Section 12 hereof) are herein referred to as the “Option Shares.” The Options shall constitute and be treated at all times by you and the Company as “non-qualified stock options” for federal income tax purposes and shall not constitute and shall not be treated as “incentive stock options” as defined under section 422(b) of the Internal Revenue Code of 1986, as amended (the “Code”). The terms and conditions of the Options are set out below.

Options:	603,205 shares	Grant No.: NEC4

2. Date of Grant; Termination of Options.

(a) The Options are granted to you as of November 28, 2005 (the “Date of Grant”).

(b) Your right to exercise the Options (and to purchase the Option Shares) shall expire and terminate in all events ten years from the Date of Grant.

3. Option Price. The purchase price to be paid upon the exercise of the Options is $18.00 per share, the fair market value of a share of Common Stock (as determined by the Board of Directors of the Company) on the Date of Grant (subject to adjustment as provided in Section 12 hereof).

4. Vesting Provisions. Except as otherwise provided in Section 5 hereof, on each of the following dates on which you shall continue to serve as the Non-Executive Chairman pursuant to the terms of the Chairman’s Agreement, the Options will vest and will be exercisable with respect to the percentage of the Option Shares related to the Options indicated as follows (rounded to the nearest whole share):

Exercisable On and After:	Percentage of Option Shares related to Options as to which such Options may be exercised:
February 28, 2006	8.33%
May 28, 2006	An additional 8.33%
August 28, 2006	An additional 8.33%
November 28, 2006	An additional 8.33%
February 28, 2007	An additional 8.33%
May 28, 2007	An additional 8.33%
August 28, 2007	An additional 8.33%
November 28, 2007	An additional 8.33%
February 28, 2008	An additional 8.33%
May 28, 2008	An additional 8.33%
August 28, 2008	An additional 8.33%
November 28, 2008	The remaining Option Shares

In accordance with the preceding schedule, or, if accelerated under Section 5, as so accelerated, you shall become entitled to exercise the Options and to purchase any related Option Shares, from time to time, in whole or in part, until the Options expire and terminate pursuant to Section 2 hereof.

5. Acceleration of Vesting Upon Certain Other Events.

(a) Accelerated Vesting Upon Certain Transactions. The Options shall become immediately and fully vested and you will be entitled to purchase 100% of the Option Shares upon the occurrence, during the term of the Chairman’s Agreement, of (i) a Change in Control (as defined below), (ii) an Initial Public Offering (as defined below), or (iii) the sale by the Company of all or substantially all of one or more of its operating divisions representing in the aggregate 25% or more of the Company’s Consolidated EBITDA (as such term is defined by the Company in announcing publicly its results of operations).

“Change in Control” shall mean the occurrence of any of the following events:

(i) The acquisition by any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of beneficial ownership of either (x) the then outstanding shares of Common Stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”), such that Welsh, Carson, Anderson & Stowe VIII, L.P., ceases to own, in the aggregate, more than 50% of the Outstanding Company Common Stock or of the Outstanding Company Voting Securities; provided, however, that for purposes of this Subparagraph (i), the following acquisitions shall not constitute a Change of Control: (A) any acquisition of Company Common Stock or other Company voting securities directly from the Company as part of or in connection with a transaction which complies with clauses

(A) and (B) of subparagraph (iii) below; (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (C) any acquisition by any corporation pursuant to a transaction which complies with clauses (A) and (B) of Subparagraph (iii) below; or

(ii) Individuals who, as of the Date of the Grant, constitute the Board of Directors cease for any reason to constitute at least a majority of the Incumbent Board (as hereinafter defined); or

(iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or an acquisition of assets of another corporation (a “Business Combination”), in each case, unless, following such Business Combination: (A) Welsh, Carson, Anderson & Stowe VIII, L.P., beneficially owns, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries); and (B) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

“Incumbent Board” means the individuals who constitute the Board of Directors on the Date of Grant and any other individual who becomes a director of the Company after that date and whose election or appointment by the Board of Directors or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Incumbent Board.

“Initial Public Offering” shall mean an underwritten public offering of the Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”).

(b) Accelerated Vesting Upon Certain Terminations of Chairman’s Agreement. The Options shall become immediately and fully vested and you will be entitled to purchase 100% of the Option Shares in the event of the termination of the Chairman’s Agreement pursuant to (i) Section 6(a) of the Chairman’s Agreement upon your death, (ii) Section 6(b) of the Chairman’s Agreement as a result of your becoming Disabled (as defined below), (iii) Section 6(c) of the Chairman’s Agreement by the Company without Cause, or (iv) Section 6(d) of the Chairman’s Agreement by you for Good Reason (as defined below). In the event the Chairman’s Agreement is terminated by the Company for Cause (as defined below) pursuant to Section 6(c) of the Chairman’s Agreement or you terminate the Chairman’s Agreement without Good Reason pursuant to Section 6(e) of the Chairman’s Agreement the unvested portion of your Options will be forfeited to the Company, however, the vested portion of your Options shall remain exercisable for the period set forth in Section 2(b) hereof.

“Disabled” means your inability, with reasonable accommodation, to perform the essential functions of your duties and responsibilities under the Chairman’s Agreement due to physical or mental illness or injury, or your otherwise becoming disabled within the meaning of section 22(e)(3) of the Code, in either case, for 180 consecutive calendar days and within 30 days after written notice of termination is given (which may occur before or after the end of such 180 day period) you shall not have returned to the performance of your material duties and responsibilities under the Chairman’s Agreement, which results in the termination of the Chairman’s Agreement by you or by the Company.

“Good Reason” means the occurrence of any one or more of the following events:

(i) a material adverse change or diminution in the nature or scope of your authorities, status, powers, functions, duties, or responsibilities from those set forth in Section 2 of the Chairman’s Agreement;

(ii) any removal by the Company of you from, or any failure to appoint or reelect you to, the position indicated in Section 1 of the Chairman’s Agreement except in connection with the Company’s termination of the Chairman’s Agreement for Cause (as defined below) or Disability;

(iii) a failure by the Company to comply with any other material term or provision of the Chairman’s Agreement or of any other written agreement between you and the Company;

(iv) delivery by the Company of notice of non-renewal pursuant to Section 1 of the Chairman’s Agreement; or

(v) the occurrence of a Change in Control.

“Cause” means the occurrence of any one or more of the following events:

(i) your willful or intentional failure to perform your material duties and responsibilities under the Chairman’s Agreement (other than any such failure resulting from your incapacity due to physical or mental illness or any such failure after the issuance of a Notice of Termination for Good Reason (as defined in the Chairman’s Agreement) by you);

(ii) your commission of an act of dishonesty or fraud of a material nature in connection with the performance of your duties under the Chairman’s Agreement, or your willful or intentional misconduct of a material nature in connection with the performance of your duties under the Chairman’s Agreement; or

(iii) your conviction of, or entering of a plea of nolo contendere with respect to, a felony.

(c) Modification of Vesting Schedule Upon Exercise of Purchase Option. In the event you exercise the Purchase Option (as defined in Section 2(b) of the Chairman’s Agreement), the vesting schedule set forth in Section 4 hereof shall be modified, retroactively to the Date of Grant to the extent applicable, to read as follows:

Exercisable On and After:	Percentage of Option Shares related to Options as to which such Options may be exercised:
February 28, 2006	12.5%
May 28, 2006	An additional 12.5%
August 28, 2006	An additional 12.5%
November 28, 2006	An additional 12.5%
February 28, 2007	An additional 12.5%
May 28, 2007	An additional 12.5%
August 28, 2007	An additional 12.5%
November 28, 2007	The remaining Option Shares

(d) Other Accelerations. The Board of Directors of the Company or the Administrator of the Plan, in its sole discretion, may at any time accelerate the times set forth in Sections 4 and 5 hereof at which you may exercise any of the Options with respect to any Option Shares.

6. Exercise of Option. To exercise an Option, you must deliver a completed copy of the attached Option Exercise Form to the address indicated on the Form, specifying the number of Option Shares being purchased as a result of such exercise, together with payment in full of the exercise price for all the Option Shares being purchased. Payment of the option price may be made, at your election, (i) in cash or by check, (ii) by delivery to the Company of a number of unencumbered shares of Common Stock having a fair market value as of the date of exercise equal to the option price held by you for a period of at least six months, and otherwise qualifying as mature shares pursuant to then-applicable accounting standards, or (iii) by delivery of an irrevocable undertaking by a broker to deliver promptly to the Company sufficient funds to pay the exercise price or delivery of irrevocable instructions to a broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price. In addition, upon the exercise of an Option, you will have the right to sell to the Company a number of unencumbered shares of Common Stock held by you for a period exceeding six months, and otherwise qualifying as mature shares pursuant to then-applicable accounting standards, and having a fair market value equal to the amount of income and other taxes payable by you in connection with such exercise.

7. Transferability of Option. The Options may not be transferred by you (other than by will or the laws of descent and distribution) other than to a Designated Affiliate (as such term is defined in that certain Stockholders Agreement, dated as of August 17, 1999, among the

Company and the stockholders named therein, as amended) and may be exercised during your lifetime only by you or such a Designated Affiliate.

8. Termination of Services.

(a) In the event that the Chairman’s Agreement is terminated for any reason whatsoever, then the Options may be exercised at any time up to the tenth anniversary of the Date of Grant but only to the same extent that the Options were vested (after taking into account the provisions of Section 5) and you were entitled to exercise the Options on the date the Chairman’s Agreement was so terminated and had not previously done so.

(b) Notwithstanding any provision contained in this Section 8 to the contrary, in no event may the Options be exercised to any extent by anyone after the tenth anniversary of the Date of Grant.

9. Stockholders Agreement. No Option Shares will be issued upon the exercise of any Option unless and until you have entered into the Stockholders Agreement, dated as of August 17, 1999, between the Company and certain of its stockholders, as amended (the “Stockholders Agreement”) (or unless and until you have joined the Stockholders Agreement through an amendment thereto), with respect to the Option Shares issuable upon such exercise.

10. Transfer Restrictions on Option Shares. If requested in writing by the underwriters for the Initial Public Offering of securities of the Company, you may not sell publicly any Option Shares or any other shares of Common Stock then held by you, without the consent of such underwriters, for a period of not more than 180 days following the effective date of the registration statement relating to such Initial Public Offering.

11. Representations.

(a) You represent and warrant to the Company that, upon exercise of the Options, you will be acquiring the Option Shares for your own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof, and you understand that (i) neither the Options nor the Option Shares have been registered with the Securities and Exchange Commission by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act, and (ii) the Option Shares must be held indefinitely by you unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration. The stock certificates for any Option Shares issued to you will bear the following legend:

THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAW, AND MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF UNLESS THEY HAVE BEEN SO REGISTERED OR AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

(b) You further represent and warrant that you understand the federal, state, and local income tax consequences of the granting of the Options to you, the acquisition of rights to exercise the Options with respect to any Option Shares, the exercise of the Options and purchase of Option Shares, and the subsequent sale or other disposition of any Option Shares.

12. Equitable Adjustment.

(a) In the event of a merger, consolidation, reorganization, recapitalization, stock split, stock dividend, extraordinary dividend, or other similar change in the structure or capitalization of the Company, appropriate adjustments shall be made to the Options in order to prevent enlargement or dilution of your rights hereunder, including, if applicable, adjustments to the (a) number and kind of shares of Common Stock or other securities, cash, or property subject hereto or that may be delivered hereunder and/or (b) exercise price of the Options.

(b) No fractional shares will be issued or issuable pursuant to any adjustment under this Section 12.

13. Continuation of Services. Neither the Plan nor the Options shall confer upon you any right to continue as Non-Executive Chairman, and such relationship shall be governed by the terms of the Chairman’s Agreement.

14. Plan Document. This Agreement is qualified in its entirety by reference to the provisions of the Plan and the Chairman’s Agreement, which are incorporated herein by reference. In the event of any inconsistency between the Plan, this Agreement, and/or the Chairman’s Agreement, the terms of the Chairman’s Agreement shall govern.

15. General Provisions.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. If any one or more provisions of this Agreement shall be found to be illegal or unenforceable in any respect, the validity and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

(b) This Agreement, the Plan and the Chairman’s Agreement contain the entire agreement between the Company and you relating to the Options and the other matters set forth herein. Except as expressly provided in this Agreement or the Plan with respect to certain actions permitted to be taken by the Board of Directors of the Company or the Administrator of the Plan with respect to this Agreement and the terms of the Options, this Agreement may not be amended, modified, changed, or waived other than by written instrument signed by the parties hereto.

(c) This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

(d) The definitions of Change in Control, Initial Public Offering, Incumbent Board, Disabled, Good Reason, Cause, Purchase Option, and any other terms or provisions of this Agreement that are explicitly set forth in the Chairman’s Agreement shall be construed in accordance with the Chairman’s Agreement and such events shall only occur for purposes of this Agreement only to the extent they occur pursuant to the Chairman’s Agreement.

16. Noncompetition. In consideration of the foregoing Option grant, you agree to be subject to the noncompetition provisions of Section 2(b) of the Chairman’s Agreement.

17. Confidentiality. In consideration of the foregoing Option grant, you agree to be subject to the confidentiality provisions of Section 2(c) of the Chairman’s Agreement.

Please acknowledge receipt of this Agreement by signing both copies of this Agreement in the space provided below and returning them promptly to the Company’s Legal Department.

CONCENTRA INC.

By:	/s/ Richard A. Parr II
Richard A. Parr II
Executive Vice President

Accepted and Agreed to as of
the date first above written:

/s/ Norman C. Payson, M.D.
Norman C. Payson, M.D.

Concentra Inc.

2005 Stock Option and Restricted Stock Purchase Plan for Non-Executive Chairman

Option Exercise Form

I, Norman C. Payson, M.D., a Participant under the Concentra Inc. 2005 Stock Option and Restricted Stock Purchase Plan for Non-Executive Chairman (the “Plan”), do hereby exercise the right to purchase                      shares of Common Stock, par value $.01 per share, of Concentra Inc. pursuant to the Ten Year Option Award Agreement entered into on November 28, 2005, and granted under the Plan, Grant No.             . Enclosed herewith is (indicate one):

☐	Cash or a check in the amount of $ , an amount equal to the total exercise price for the shares of Common Stock being purchased pursuant to this Option Exercise Form.

OR

☐	A certificate or certificates representing unencumbered shares of Common Stock of the Company which have been held by me for a period of at least six months, and otherwise qualifying as mature shares pursuant to then-applicable accounting standards, together with stock powers and other documentation requested by the Company, for a number of shares of Common Stock having a fair market value as of the date hereof equal to the total exercise price for the shares of Common Stock being purchased pursuant to this Option Exercise Form.

OR

☐	An irrevocable undertaking by a broker to deliver promptly to the Company funds equal to the total exercise price for the shares of Common Stock being purchased pursuant to this Option Exercise Form or irrevocable instructions to a broker to deliver promptly to the Company cash or a check equal to the total exercise price for the shares of Common Stock being purchased pursuant to this Option Exercise Form.

Date:
Signature

Send a completed copy of this Option Exercise Form to:

Concentra Inc.

5080 Spectrum Drive, Suite 1200 West Tower

Addison, Texas 75001

Attention: Legal Department – Option Notice